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                                                                Exhibit 10.53


                RESIGNATION, RELEASE AND SEVERANCE PAY AGREEMENT
                ------------------------------------------------

         The parties to this Agreement ("Agreement") entered into as of May 31, 2000 are Wayne R. Wickens ("Employee") and Eagle-Picher Industries, Inc. ("Employer"). Employee desires to voluntarily resign his employment with Employer and, in exchange for the payments provided herein, the mutual undertakings, and other good and valuable consideration, further agrees to resolve all claims arising out of his employment or the termination of that employment. Accordingly, the Parties agree as follows:

         1. Employee agrees to resign his employment with Employer on the Resignation Date, and further agrees not to reapply for employment with Employer, its subsidiaries, or any legal successor of Employer. Employer agrees to accept Employee's resignation. The Resignation Date shall be May 31, 2000. Employer shall fully compensate Employee according to Employer's ordinary payroll practices for all wages due up to and including Resignation Date. Employer shall also compensate Employee on the Resignation Date for 17 vacation days.

         2. Employer shall pay or provide to Employee:

                  a. On the Effective Date, Employer, at its cost, shall cause outright ownership of Employee's leased car to be transferred to Employee. Employee shall be responsible for all costs associated with the operation of such vehicle, including fuel, insurance, maintenance and the like after such date.

                  b. In accordance with the Eagle-Picher Severance Plan for Division Presidents and Officers, Employer will pay or provide:

                           i. A lump sum payment equal to one year's salary of
$370,000 paid on the Resignation Date. Employee shall receive pensionable credit for this payment for purposes of his pension and SERP.

                           ii. Salary continuation at Employee's current salary
level for a period equal to one week of pay for each year of Employee's continuous service with Employer ("The Severance Period"--24.3333 weeks). This shall be paid in a lump sum in the amount of $173,140.78 within 8 days of execution of this Agreement. Employee shall receive pensionable credit for this payment for purposes of his pension and SERP (less $30,833.34 paid in June).

                           iii. Fully paid medical benefits under Employer's
Group Medical Plan during the Severance Period.

                  c. Employer shall pay Employee a lump sum SERP payment for the year 2000 of $368,073.14 plus a tax gross up of $328,707.19 payable on the Resignation Date.

                  d. Following the Severance Period, Employer shall continue to provide to Employee, at Employer's cost, group medical insurance for Employee and his family through participation in the Employer's plans for medical indemnity benefits, self-funded medical benefits, or health maintenance organizations, for a period of eighteen (18) months or until Employee is eligible



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to participate in another employer's group plan, whichever occurs first, on the same basis as if Employee were an active employee. The period for which Employer paid medical benefits are provided hereunder shall not reduce the period for which COBRA benefits area available. These benefits shall continue under Employee's elections in force at the date of this Agreement, subject to any other election that would be available to Employee as an active employee. If the HMO or medical indemnity provider refuses to continue coverage for the participant, Employee will receive coverage under the self-funded medical benefit program available for salaried employees on the same basis and as if Employee were an active employee or Employer shall secure for Employee, at Employer's sole cost, equivalent coverage from an HMO or medical indemnity provider satisfactory to Employee.

                  e. Following the provision of insurance coverage provided in paragraph 2.d. above, Employee shall also have the right to continue group medical insurance (including coverage on his spouse) under COBRA for a period of eighteen (18) months by paying 102% of the then current premiums.

                  f. Should Employee fail to obtain medical insurance through a new employer's group plan by the end of the eighteen (18) months COBRA period set forth in 2.e. above, Employee will be entitled to participate in the Eagle-Picher Group Medical Plan by applying for pension benefits and paying the then current early retiree or upon reaching age 62 the then current retiree premium.

                  g. The Employer will sponsor the Employee in the One Year Senior Executive Outplacement Program provided by Lee Hecht Harrison, the details of which have been communicated to Employee. The outplacement program will be fully paid for by the Employer.

                  h. Employer will give Employee the IBM laptop computer currently assigned to him.

                  i. Employer will give Employee the digital portable phone currently assigned to him and pay all associated costs through the severance period. Following the Severance Period, Employer will transfer the account including the current phone number to Employee.

                  j. Final lump sum payment: Employer will pay Employee a lump sum payment in the amount of $244,000 within 8 days of signing this Agreement. This final lump sum payment will not be considered as compensation (wages, bonus, or otherwise) for purposes of calculating Employee's retirement benefit under the Eagle-Picher Salaried Pension Plan or the Eagle-Picher Supplemental Executive Retirement Plan (SERP), and will not be grossed up for tax purposes.

                           The "final lump sum payment" described in this
paragraph 2.j., the outplacement program, the laptop computer, the digital phone, the transfer of title to his current lease car and the right to continue Company paid medical coverage during and beyond the period required by COBRA constitute a special severance allowance. Employee acknowledges that the payments and benefits under this special severance allowance constitute payments to which he would not be entitled, but for the existence of this Agreement. Employee further acknowledges that this Agreement provides for payments and benefits not contemplated under the terms and conditions applicable to his employment. All lump sum and periodic payments and other benefits and distributions under this Agreement shall


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be subject to any withholding and employment taxes consistent with the character of the payments in accordance with law. Employee shall pay the income tax costs for the car being transferred, the laptop computer, and all other payments and benefits under this Agreement unless specifically provided otherwise in this Agreement or in another document providing for such payment or benefit.

         3. Employee's life insurance coverage under any plan sponsored by the Employer will terminate on the Resignation Date subject to the Employee's right, if any, to convert the coverage to individual coverage under the terms of the insurance policy or policies.

         4. The payments and benefits provided under this Agreement shall be payable and inure to the benefit of Employee's estate after his death.

         5. a. Employee releases, holds harmless, and covenants not to sue or bring any charge or other claim against Employer in connection with any matter relating to, connected with, or arising out of his employment by Employer or the termination of that employment. This paragraph shall not be read to preclude Employee from bringing an action to enforce the terms of this Agreement. Specifically, but without limitation, Employee agrees that he will not bring any action against Employer based on any claim or denial of equal employment opportunity or discrimination in violation of any statute or regulation governing employment practices and specifically releases any such claim or action relating to age discrimination, including any claim under the federal Age Discrimination in Employment Act. Further, also without limitation, Employee agrees that he will not bring any action or other claim against Employer based on any theory of wrongful termination, intentional or negligent infliction of mental distress or other tort, breach of express or implied contract, or promissory estoppel. Any rights Employee is entitled to under his employment with Employer that are not specifically enumerated in this Agreement are canceled upon the Resignation Date. Employer releases, holds harmless, and covenants not to sue or bring any charge or other claim against Employee in connection with any matter relating to, connected with, or arising out of Employee's employment by Employer. This release does not extend to any claims arising in the future after execution of this Agreement, including but not limited to any such claims under ERISA.

                  b. Employer releases Employee from any and all claims against Employee in connection with any matter relating to, connected with, or arising out of his employment by Employer or termination thereof. This would not preclude an action to enforce any terms of this Agreement. Employer agrees to continue to indemnify Employee against any liability on his part arising out of his employment to the same extent he would have been indemnified while employed.

         6. Employee will be entitled to benefits under the Eagle-Picher Salaried Plan, the Eagle-Picher Supplemental Executive Retirement Plan, and the Eagle-Picher Salaried 401(k) Plan in accordance with the terms of those plans. Benefits under each of those plans will be calculated utilizing the Resignation Date as the date of the Employee's termination of employment. A calculation of those benefits currently shall be provided by Employer to Employee prior to execution of this Agreement.

         7. a. Employee shall retain ownership and retain all rights in the Units awarded him under the Incentive Stock Plan of Eagle-Picher Industries, Inc. Employer and Employee shall be bound



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and retain all rights set forth in the Second Amended and Restated Incentive
Stock Plan of Eagle-Picher Industries, Inc. and the Shareholders Agreement.

                  b. The Parties acknowledge that Employee received 10,000 shares of Class Employee A Common Voting Stock, par value $0.01 per share of Eagle-Picher Holdings, Inc. (the "Stock"). Employee entered into a Shareholders' Agreement dated as of October 15, 1998, among Granaria Holdings B.V., Granaria Industries B.V., Eagle-Picher Holdings, Inc., Eagle-Picher Industries, Inc. and Various Shareholders of Eagle-Picher Holdings, Inc. (the "Shareholders' Agreement"). Employee and other similar shareholders transferred their Stock to Granaria Holdings B.V. as trustee under a Voting Trust Agreement dated November 16, 1998 (the "Voting Trust Agreement"). Under the Voting Trust Agreement, in exchange for the transfer of his Stock, Employee received a Voting Trust Certificate evidencing his ownership of the Stock. As permitted under the Shareholders' Agreement and Voting Trust Agreement, Employee transferred his Voting Trust Certificates as follows:(i) 7000 shares to Wayne R. Wickens, Trustee of the Wayne R. Wickens Revocable Living Trust dated July 29, 1994; and
(ii) 3000 shares to Pamela J. Wickens, Trustee of the Wayne R. Wickens Irrevocable Trust FBO the children of Wayne R. Wickens dated November 25, 1998, (collectively, the "Wickens Trusts")

                           On June 1, 2000, David G. Krall, Vice President &
General Counsel of the Employer, sent Employee written notice pursuant to
Section 6(a) of the Shareholders' Agreement that Employee had become an Affected Shareholder and, therefore, has a Put Right under the Shareholders' Agreement. On June 14, 2000, Employee sent written notice to Mr. Krall that he elected to exercise his Put Rights under the Shareholders' Agreement with respect to all of the Stock originally issued to him. The Agreed Share Price is $206.19 per share.

                           Employer hereby acknowledges and confirms that it has
a binding obligation to purchase all of the Stock, as evidenced by the Voting Trust Certificates, from the Wickens Trusts for the Agreed Share Price of $206.19 and otherwise as provided within the Shareholders' Agreement. Purchase of such Stock shall be completed pursuant to a Stock Purchase Agreement in the form acceptable to both Parties.

         8. This Agreement shall be considered confidential and Employee shall not disclose its existence or its terms to any person other than Employee's spouse, attorney, financial advisor or outplacement advisor except as otherwise compelled by taxing authorities, subpoena or otherwise by law.

         9. Employee recognizes that the release and waiver provisions of this Agreement may surrender valuable legal rights. He acknowledges full awareness of the extinguishment of such rights in exchange for the consideration provided under this Agreement. Employee further acknowledges that he has been advised by Employer to consult an attorney with respect to this Agreement prior to executing it. Further, Employee acknowledges that he has been given forty-five
(45) calendar days from initial presentation of this Agreement in order to consult an attorney. Employer agrees to reimburse Employee for his reasonable attorney's fees incurred in connection with this Agreement. Finally, Employee acknowledges that he has in fact consulted with his attorney before executing this Agreement.


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         10. This Agreement shall be binding upon Employer as of the date of its execution and presentation by Employer if it is executed by Employee and not later rescinded as provided herein. Employee, at his sole discretion and option, shall be entitled to rescind and withdraw from this Agreement without further obligation at anytime within seven (7) calendar days from the date Employee executes the Agreement. Employee shall evidence any withdrawal and recission by presenting Employer, through Employer's Vice President of Human Resources, with a written notice stating that Employee rescinds the Agreement and withdraws from it. If Employee has not presented Employer with such written notice on or before the expiration of such seven (7) days, this Agreement shall be irrevocable.

         11. Employer agrees not to disparage Employee or otherwise interfere with his ability to obtain other employment. Employer shall limit the information it may give to prospective employers of Employee to what is in the letter of recommendation and departure statement (attached as Exhibit A) and any other information Employee authorizes. The names of individuals whom Employee authorizes to communicate with prospective employers are included on Exhibit A.

         12. This Agreement is binding on the Employer as well as its successors and/or assigns.

         13. Except as otherwise referenced herein, this is the entire agreement between the Parties and cannot be modified except in writing signed by the Parties. The Agreement shall be governed by Ohio law.

                                        Eagle-Picher Industries, Inc.

/s/ Illegible                           By:  /s/ David E. Wilson
-------------------------------              -----------------------------------
         Witness                             David E. Wilson
                                             Vice President Human Resources



/s/ Illegible                           By:  /s/ Wayne R. Wickens
-------------------------------              -----------------------------------
         Witness                             Wayne R. Wickens



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                                   EXHIBIT A
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The parties agree that all inquiries relating to Mr. Wickens' departure from the
Company, excepting those solicited from the individuals specified below, will be handled in accord with standard Company policy as it pertains to the provision of references (name, title, years of employment). It is further agreed that no comment will be rendered by the Company in response to such an inquiry which contradicts the "Departure Statement" which is attached to this document.

Mr. Wickens authorizes the following to speak in full candor with regard to their relationship with him, his performance as an Eagle-Picher executive and to any other appropriate query which may arise in the course of providing a reference:

                -        Michael Aslanian
                -        Ernest Hirsh
                -        Randy Holloway
                -        John Traylor
                -        Richard Tenenholtz
                -        Dennis Weber



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                       WAYNE WICKENS DEPARTURE STATEMENT
                       ---------------------------------

I have enjoyed a very successful 24+ year career with Eagle-Picher Industries of Cincinnati, Ohio. Rising to Senior Vice President, I was accountable for the management of all subsidiary companies which constituted the Industrial Products Group. I reported directly to the company's Chief Executive Officer as did my counterpart on the Automotive Products side of our business.

Since February 24, 1998, Eagle-Picher has been a subsidiary of Granaria Holdings of The Hague, Netherlands. Early in the second quarter of 2000, the parent company indicated a philosophical redirection and initiated an organizational streamlining resulting in the placement of most of the Industrial Products entities within the Automotive Products Group.

This decision ran contrary to my recommendations and to my expectations. As a consequence, I accepted a scenario in which I would resign, exercising certain entitlements within a favorable window of opportunity in order to pursue alternative situations which were more in keeping with my immediate and longer range objectives.